Exhibit 99.2

DRAFT No: 1 Date/Time: April 11, 2005 5:45pm GMT

Contact:

Heather Ashworth	Victoria Hofstad
Octel Corp. Investor Relations	Citigate Sard Verbinnen
011-44-161-498-8889	1-212-687-8080

Octel Corp. Chief Executive Officer Announces Resignation

NEWARK, DELAWARE, April 11, 2005 - Octel Corp. (NYSE: OTL) today announced that by mutual agreement its Chief Executive Officer and President, Mr. Dennis J. Kerrison, is resigning from Octel to pursue his other business interests.

Mr. Kerrison’s resignation as Chief Executive Officer and President of Octel Corp. (the “Company”) and as a member of the Board of the Company will be effective from April 15, 2005.

A special investigation relating to a transaction between the Chief Executive Officer and the Associated Octel Company (South Africa) (Pty) Limited, a wholly owned indirect subsidiary of the Company, by members of the Company’s Audit Committee and the Company’s Corporate Governance and Nominating Committee (the “Special Committee”) was recently completed, as previously disclosed by the Company in a press release dated March 31, 2005. As a result of the investigation, the Board of Directors and Mr. Kerrison have agreed on Mr. Kerrison’s resignation from the Board and from the positions of Chief Executive Officer and President of the Company. Mr. Kerrison will not seek re-election to the Board of the Company. Mr. Kerrison will however remain available to the Board as an advisor until April 2007.

The terms of Mr. Kerrison’s resignation are governed by an agreement between the Company and Mr. Kerrison dated April 8, 2005 (the “Agreement”). Under the Agreement, Mr. Kerrison will receive his salary and bonus for the period up to and including December 31, 2005 and thereafter until April 2007 he will receive his salary and a discretionary bonus. Mr. Kerrison will have 12 months from the date of resignation to exercise any options due to him under the Octel Corp. Performance Related Share Option Plan and the Octel Corp. Company Share Option Plan. Mr. Kerrison has no other outstanding options. Mr. Kerrison will serve as an advisor to the Board until 2007, but has resigned from any positions he holds as Chief Executive Officer, President, Director, Board member or trustee of the Company or its affiliates.

Mr. Kerrison has led Octel Corp. through its spin-off from Great Lakes and has made a significant contribution to the management team over the last nine years in developing the Company. The Company will be conducting a formal search for a new Chief Executive Officer and an announcement regarding Mr. Kerrison’s successor will be made in due course. The Board of Directors, which is confident in the ability of the senior management team to manage the Company, has asked Paul Jennings, Executive Vice President and Chief Financial Officer, to exercise the administrative and authorization responsibilities of the Chief Executive Officer during this period.

Octel Corp., a Delaware corporation, is a global chemical company specializing in high performance fuel additives and special and effect chemicals. The company’s strategy is to manage profitably and responsibly the decline in world demand for its major product – tetraethyl lead (TEL) in gasoline – through competitive differentiation and stringent product stewardship, to expand its Specialty Chemicals business organically through product innovation and focus on customer needs, and to seek synergistic growth opportunities through joint venture, alliances, collaborative arrangements and acquisitions.

Certain of the statements made herein constitute forward-looking statements. Generally, the words “believe”, “expect”, “intend”, “estimate”, “project”, “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. All statements which address operating performance, events or developments that we expect or anticipate will occur in the future – including statements relating to volume growth, share of sales or earnings per share growth, and statements expressing general optimism about future operating results—are forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company’s historical experience and our present expectations or projections. As and when made, management believes that these forward-looking statements are reasonable. However, caution should be taken not to place undue reliance on such forward-looking statements since such statements speak only as of the date when made. Although we believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, moreover, there can be no assurance that actual results will not differ materially from our expectations. Among the risk factors which could cause actual results to differ materially from expectations are the risks and uncertainties discussed in the annual report on Form 10-K and those described from time to time in the Company’s other filings with the SEC. These include, without limitation, the timing of orders received from customers, the gain or loss of significant customers, competition from other manufacturers and changes in the demand for our products, including the rate of decline in demand for TEL, and business and legal risks inherent in non-US activities, including political and economic uncertainty, import and export limitations and market risks related to changes in interest rates and foreign exchange rates, successful completion of planned disposals, material fines or other penalties resulting from its voluntary disclosure to OFAC, and the existence and impact of any deficiencies or material weaknesses or remedial actions taken by the Company in respect of a potential violation of the Code of Ethics by the Chief Executive Officer which may have resulted in a potential violation of certain laws and regulations by the Chief Executive Officer and the Company, and compliance with Section 404 of the Sarbanes-Oxley Act of 2002. In addition, increases in the cost of product, changes in the market in general and significant changes in new product introduction could result in actual results varying from expectations. Should one or more of these risks materialize (or the consequences if such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those expected. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.